LightPath Technologies Enhances Direct-to-China Sales Channels

Adds Key Personnel and New Distributors to Expand Global Market Presence

ORLANDO, FL -- (Marketwire - November 17, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it has expanded its direct selling channels in China as part of its strategy to deliver high volumes of aspheric lenses to Asian manufacturers of optical equipment.

LightPath Optical Instrumentation Co., Ltd., the Company's wholly-owned Shanghai-based subsidiary, has added an experienced sales engineer to its staff. In addition, the Company has signed two new distributors to create more comprehensive market coverage in China. Daheng New Epoch Technology (www.dhxjy.com.cn) and Diqin Tech Science and Technology (www.diqintech.com), both based in China, provide LightPath with new, valuable selling channels to capitalize on increased demand from Chinese manufacturers.

Jim Gaynor, CEO of LightPath, commented, "LightPath continues to successfully execute a growth strategy that addresses high volume markets in Asia, Europe and the Americas. Our agreements with Diqin Tech Science and Technology and Daheng New Epoch Technology give LightPath significantly expanded exposure throughout China. When combined with our recently expanded distribution agreement with AMS Technologies in Europe, and WPG in the Americas and South Asia, LightPath has dramatically broadened our sales channels around the world."

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com